EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fidelity National Information Solutions, Inc.:

     We consent to the incorporation by reference in the registration statement filed on June 20, 2002 on Form S-4 of Fidelity National Information Solutions, Inc. and subsidiaries of our report dated March 6, 2002, except as to Note N to the Consolidated Financial Statements, which is as of March 25, 2002, relating to the Consolidated Balance Sheets of Fidelity Information Solutions, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Fidelity National Information Solutions, Inc. and subsidiaries. Our report refers to change in accounting principle for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. We consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Los Angeles, California
June 20, 2002